Security Devices International Issues Progress Update on
Byrna™ HD Development Timeline and New 2019
Commercial Launch Initiatives

SDI Begins Validation Testing and Announces Three New Colors for the Byrna HD

Byrna HD Consumer Rollout to Commence at the Start of Speedweek at the Daytona 500 on February 9, 2019

Wakefield, Massachusetts - December 20, 2018 - Security Devices International Inc. (“SDI”) (CSE: SDZ) (OTCQB: SDEV), an emerging non-lethal technology company, has issued a progress update on the Byrna™ HD non-lethal personal security device development timeline and new 2019 commercial launch initiatives.

SDI has conducted development testing using 3D printed prototypes and recently began the process of validation testing of the Byrna HD using production parts. Development testing has led to modifications which will enhance the performance and life of the personal security device. Additionally, SDI has decided to offer the Byrna in three more colors: black, desert tan and camouflage in addition to the original safety orange.

The final phase of validation testing that commenced in December 2018 requires factory production parts and factory production models. Due to the upcoming holiday calendar, a key supplier advised the company that several custom part deliveries expected in December 2018 will not be available until January 2019, pushing back the final validation testing phase by several weeks.

The company is planning the commercial launch of the Byrna HD to coincide with the beginning of Speedweek in Daytona Beach, Florida under its previously announced partnership with Rick Ware Racing in the NASCAR Monster Energy Cup Series. Approximately 200,000 race fans are expected to attend Speedweek to experience the Super Bowl of stock car racing, the Daytona 500. SDI and Byrna will be sponsors of the #51 Rick Ware Racing Ford driven by Cody Ware. Attendees during Speedweek on February 9-17, 2019 will have a chance to meet with the driver, Cody Ware, and Team Owner, Rick Ware, and see the new paint scheme for the Byrna Ford. Special introductory pricing will be offered to race fans who purchase a Byrna HD at the SDI sponsored booth during Speedweek.

“We believe the completion of validation testing is paramount to our commercial rollout, ensuring top quality, performance and safety on a global scale,” stated Bryan Ganz, President of SDI. “Initial indications of interest are extremely encouraging. As we look into 2019, the formal launch of our Byrna HD will be at the Daytona 500 in February and we couldn’t be more thrilled to be working with the entire team at Rick Ware Racing. We expect to have a robust press release schedule in the new year as we will launch our new e-Commerce store and fulfill our 3,000-unit purchase order in South Africa,” concluded Ganz.

Race Events Under Sponsorship in 2019:

DAYTONA 500
Date: February 17th, 2019
Location: Daytona International Speedway, Daytona Beach, FL, 32114
Event Website: http://www.daytonainternationalspeedway.com/Events/2019/DAYTONA-500/DAYTONA-500.aspx

Folds of Honor-Quick-Trip 500
Date: February 24th, 2019
Location: Atlanta Motor Speedway, Hampton, GA, 3028
Event Website: https://www.atlantamotorspeedway.com/nascar/folds-of-honor-quiktrip-500/

Pennzoil 400
Date: March 3rd, 2019
Location: Las Vegas Motor Speedway, Las Vegas, NV, 89115
Event Website: http://www.lvms.com/tickets/nascar/pennzoil-400/

Ticket Guardian 500
Date: March 10th, 2019
Location: ISM Raceway, Phoenix, AZ, 85338
Event Website: http://www.ismraceway.com/Races/Spring-Race-Weekend.aspx

Auto Club 400
Date: March 17th, 2019
Location: Auto Club Speedway, Fontana, CA 92335
Event Website: https://www.autoclubspeedway.com/Tickets-and-Events/Events/Auto-Club-400.aspx

STP 500
Date: March 24th, 2019
Location: Martinsville Speedway, Ridgeway, VA, 24148
Event Website: http://www.martinsvillespeedway.com/

About Security Devices International
Security Devices International, Inc. (CSE: SDZ) (OTCQB: SDEV) is a technology company specializing in the areas of Personal Security Devices, Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions. For more information on SDI, please visit the corporate website here or the company’s investor relations site here.

About the Byrna™ HD Personal Security Device
The Byrna™ HD is a disruptive new non-lethal device aimed at the home defense and personal security markets. Its small size (similar to popular lethal handguns on the market today), ease of obtaining, ease of carry, effectiveness in deterring or stopping an intruder and accessible price point (under $300) should be appealing to individuals who want protection, but either don't want the hassle of obtaining a gun license or don't want the risk of having a hand gun in their home, as well as to gun enthusiasts who appreciate a precision piece of equipment and want something in their collection that is both effective and non-lethal.

The Byrna™ HD comes with multiple easily reloadable magazines that can hold .68 caliber training rounds, impact rounds or highly effective payload rounds designed to burn an assailant’s eyes and respiratory system upon contact. It will also be able to hold inert rounds and impact rounds that can be used for training. Accurate up to 60 feet, the Byrna™ HD is fitted with a picatinny rail that allows owners to mount either a laser sight or flash light making it easy for novices to fire it accurately. The Byrna™ HD is ideal for today’s homeowners, boaters, truckers, outdoor enthusiasts and gun enthusiasts around the world. For more information on the Byrna™, please click here.

The Byrna HD is not a “firearm” under federal law and does not require a federal gun license. State laws and local ordinances may regulate its possession, use, and carry in certain localities. More information on these types of regulations will be available on our website before the launch.

Forward Looking Statement
This news release includes certain “forward looking statements” reflecting management’s current expectations of future events including, without limitation, those about the anticipated production, delivery, effectiveness, legality, performance, sales, and marketing of the Byrna™ HD, and the anticipated market response. These statements involve risks and uncertainties, and actual results may differ from current expectations. Risks and uncertainties include without limitation: design flaws uncovered during testing; production problems that cause manufacturing or shipping delays, quality problems, or cost overruns; the Company’s dependence in part or in whole on the performance of third parties including those located outside the United States in connection with sourcing of components, distribution and resale, and logistic and assembly services; the dependency of the Company on proprietary and other intellectual property, which may not be available to the Company on commercially reasonable terms or at all; the impact of unfavorable legal proceedings, including intellectual property disputes; the impact of state and local laws and regulation or changes to laws and regulations including licensing, registration, and certification laws related to sale, possession or use of Byrna products or pepper-based defense products; the ability of the Company to manage risks associated with its activities at a manageable cost, including complying with applicable laws and regulations, and renewing and maintaining adequate insurance; and competition from less expensive or superior products that may be developed. Except as required by law, SDI disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

Investor Relations
MZ North America
Chris Tyson
Managing Director
949-491-8235
SDEV@mzgroup.us